Exhibit 99.2
DemandTec, Inc.
2007 Employee Stock Purchase Plan
(As Adopted Effective August 8, 2007 and Amended March 31, 2010)

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DemandTec, Inc.
2007 Employee Stock Purchase Plan
SECTION 1. PURPOSE OF THE PLAN.
          The Board adopted the Plan effective as of the IPO Date. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify for favorable tax treatment under section 423 of the Code.
SECTION 2. ADMINISTRATION OF THE PLAN.
          (a) Committee Composition. The Committee shall administer the Plan. The Committee shall consist exclusively of one or more members of the Board, who shall be appointed by the Board.
          (b) Committee Responsibilities. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.
SECTION 3. STOCK OFFERED UNDER THE PLAN.
          (a) Authorized Shares. The number of shares of Stock available for purchase under the Plan shall be 500,0001 (subject to adjustment pursuant to Subsection (b) below). On March 1 of each year, commencing with March 1, 2008, the aggregate number of shares of Stock available for purchase during the life of the Plan shall automatically increase by a number equal to the lowest of:
          (i) 1% of the total number of Common Shares then outstanding;
          (ii) 375,000 Common Shares (subject to adjustment pursuant to Subsection (b) below); or
          (iii) The number determined by the Board.
          (b) Anti-Dilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the number of shares of Stock set forth in Subsection (a)(ii) above, the 1,000-share limitation described in Section 8(c) and the price of shares that any Participant has

[1]	Share numbers reflect a two-for-one reverse stock split effected on August 2, 2007.

elected to purchase shall be adjusted proportionately for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders, or a similar event.
          (c) Reorganizations. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period then in progress shall terminate and shares shall be purchased pursuant to Section 8, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.
SECTION 4. ENROLLMENT AND PARTICIPATION.
          (a) Offering Periods. While the Plan is in effect, two Offering Periods shall commence in each calendar year. The Offering Periods shall consist of the six-month periods commencing on each April 16 and October 16, except that:
          (i) The first Offering Period under the Plan shall commence on the IPO Date and shall end on April 15, 2008; and
          (ii) The Committee may determine that the first Offering Period applicable to the Eligible Employees of a new Participating Company shall commence on any date specified by the Committee, provided that an Offering Period shall in no event be longer than 27 months.
          (b) Enrollment at IPO. Each individual who, on the IPO Date, qualifies as an Eligible Employee shall automatically become a Participant on such day. Each Participant who was automatically enrolled on the IPO Date shall file the prescribed enrollment form with the Company. The enrollment form shall be filed at the prescribed location within 10 business days after the Company filed a registration statement on Form S-8 for the shares of Stock offered under the Plan. If a Participant who was automatically enrolled on the IPO Date fails to file such form in a timely manner, then such Participant shall be deemed to have withdrawn from the Plan under Section 6(a). A former Participant who is deemed to have withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Subsection (c) below. Re-enrollment may be effective only at the commencement of an Offering Period.
          (c) Enrollment After IPO. In the case of any individual who qualifies as an Eligible Employee on the first day of any Offering Period other than the first Offering Period, he or she may elect to become a Participant on such day by filing the prescribed enrollment form with the Company. The enrollment form shall be filed at the prescribed location at least two business days prior to such day.
          (d) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

          (i) Reaches the end of the Offering Period in which his or her employee contributions were discontinued under Section 5(c) or 9(b);
          (ii) Is deemed to withdraw from the Plan under Subsection (b) above;
          (iii) Withdraws from the Plan under Section 6(a); or
          (iv) Ceases to be an Eligible Employee.
A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (c) above.
SECTION 5. EMPLOYEE CONTRIBUTIONS.
          (a) Commencement of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form.
          (b) Amount of Payroll Deductions. An Eligible Employee shall designate on the prescribed enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.
          (c) Reducing Withholding Rate or Discontinuing Payroll Deductions. If a Participant wishes to reduce his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate may be 0% or any whole percentage of the Participant’s Compensation, but not more than his or her old withholding rate. No Participant shall make more than two elections under this Subsection (c) during any Offering Period. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).)
          (d) Increasing Withholding Rate. If a Participant wishes to increase his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate may be effective on the first day of any Offering Period, provided that the Participant has filed the enrollment form with the Company at the prescribed location at least two business days prior to the first day of such Offering Period. The new withholding rate may be any whole percentage of the Participant’s Compensation, but not less than 1% nor more than 15%. An increase in a Participant’s rate of payroll withholding may not take effect during an Offering Period.

SECTION 6. WITHDRAWAL FROM THE PLAN.
          (a) Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Offering Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.
          (b) Re-Enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(c). Re-enrollment may be effective only at the commencement of an Offering Period.
SECTION 7. CHANGE IN EMPLOYMENT STATUS.
          (a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)
          (b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.
          (c) Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.
SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.
          (a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.
          (b) Purchase Price. The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be the lower of:
          (i) 85% of the Fair Market Value of such share on the last trading day before the commencement of such Offering Period or, in the case of the first Offering Period under the Plan, 85% of the price at which one share of Stock is offered to the public in the IPO; or
          (ii) 85% of the Fair Market Value of such share on the last trading day in such Offering Period.
          (c) Number of Shares Purchased. As of the last day of each Offering Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 1,000 shares of Stock with respect to any Offering Period nor more than the amounts of Stock set forth in Sections 3(a) and 9(b). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.
          (d) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 3, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase.
          (e) Issuance of Stock. The shares of Stock purchased by a Participant under the Plan may be registered in the name of such Participant, or jointly in the name of such Participant and his or her spouse as joint tenants with the right of survivorship or as community property (with or without the right of survivorship). The Committee may require that such shares must be held for the Participant’s benefit by a broker designated by the Committee until the expiration of the holding period described in section 423(a)(1) of the Code. (The preceding sentence shall apply whether or not the Participant is required to pay income tax in the United States.)
          (f) Tax Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied.
          (g) Unused Cash Balances. An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 3 or Section 9(b) shall be refunded to the Participant in cash, without interest.

          (h) Stockholder Approval. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.
SECTION 9. LIMITATIONS ON STOCK OWNERSHIP.
          (a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:
          (i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;
          (ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and
          (iii) Each Participant shall be deemed to have the right to purchase 1,000 shares of Stock under this Plan with respect to each Offering Period.
          (b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:
          (i) In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company).
          (ii) In the case of Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company) in the current calendar year and in the immediately preceding calendar year.
For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10. RIGHTS NOT TRANSFERABLE.
          The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).
SECTION 11. NO RIGHTS AS AN EMPLOYEE.
          Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.
SECTION 12. NO RIGHTS AS A STOCKHOLDER.
          A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Offering Period.
SECTION 13. SECURITIES LAW REQUIREMENTS.
          Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.
SECTION 14. AMENDMENT OR DISCONTINUANCE.
          (a) General Rule. The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company’s stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required by any applicable law or regulation. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (a) the Plan is extended by the Board and (b) the extension is approved within 12 months by a vote of the stockholders of the Company.
          (b) Impact on Purchase Price. This Subsection (b) shall apply in the event that (i) the Company’s stockholders during an Offering Period approve an increase in the number of shares of Stock that may be issued under Section 3 and (ii) the aggregate number of shares to be purchased at the close of such Offering Period exceeds the number of shares that remained available under Section 3 before such increase. In such event, the Purchase Price for each share of Stock purchased at the close of such Offering Period shall be the lower of:
          (i) The higher of (A) 85% of the Fair Market Value of such share on the last trading day before the commencement of the applicable Offering Period or, in the case of the first Offering Period under the Plan, 85% of the price at which one share of Stock is offered to the public in the IPO or (B) 85% of the Fair Market Value of such share on the last trading day before the date when the Company’s stockholders approve such increase; or
          (ii) 85% of the Fair Market Value of such share on the last trading day in such Offering Period.
SECTION 15. DEFINITIONS.
          (a) “Board” means the Board of Directors of the Company, as constituted from time to time.
          (b) “Code” means the Internal Revenue Code of 1986, as amended.
          (c) “Committee” means a committee of the Board, as described in Section 2.
          (d) “Company” means DemandTec, Inc., a Delaware corporation.
          (e) “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.
          (f) “Corporate Reorganization” means:
          (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or
          (ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.
          (g) “Eligible Employee” means any employee of a Participating Company who meets both of the following requirements:

          (i) His or her customary employment is for more than five months per calendar year and for more than 20 hours per week; and
          (ii) He or she is not a member of an employee classification that the Committee has excluded from participation; provided that only a “highly compensated employee,” as defined in section 414(q) of the Code, shall be excluded under this Paragraph (ii).
The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.
          (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (i) “Fair Market Value” means the price at which Stock was last sold in the principal U.S. market for Stock on the applicable date or, if the applicable date was not a trading day, on the last trading day prior to the applicable date. If Stock is no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.
          (j) “IPO” means the Company’s initial offering of Stock to the public.
          (k) “IPO Date” means the effective date of the registration statement filed by the Company with the Securities and Exchange Commission for its initial offering of Stock to the public.
          (l) “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).
          (m) “Participant” means an Eligible Employee who participates in the Plan, as provided in Section 4.
          (n) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.
          (o) “Plan” means this DemandTec, Inc. 2007 Employee Stock Purchase Plan, as it may be amended from time to time.
          (p) “Plan Account” means the account established for each Participant pursuant to Section 8(a).
          (q) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).
          (r) “Stock” means the Common Stock of the Company.

          (s) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.